Exhibit 99.1

Verastem Oncology Provides Financial Update to Support Development of VS-6766 and Defactinib in RAS Pathway-Driven Tumors

Company Secures up to $150 Million in Non-Dilutive Funding from Oxford Finance LLC, Providing Additional Financial Flexibility

Expected Cash Runway Through 2025; Supports Continued Development and Potential Commercial Launches of VS-6766 and Defactinib

BOSTON, MA – March 28, 2022 – Verastem Oncology (Nasdaq: VSTM), a biopharmaceutical company committed to advancing new medicines for patients with cancer, today announced it has entered into a credit facility with Oxford Finance LLC for up to $150 million that is designed to primarily support the continued development, commercial preparation and potential launches of VS-6766 and defactinib.

“The term loan facility with Oxford is an ideal non-dilutive opportunity for Verastem. Combined with our strong cash position and expected future payments from Secura Bio related to the 2020 sale of COPIKTRA (duvelisib), we believe we have significant financial optionality to advance our current development and commercial objectives,” said Rob Gagnon, Chief Business and Financial Officer of Verastem Oncology. “The strengthened balance sheet will allow us to build on our breakthrough therapy designation for VS-6766 and defactinib in low-grade serous ovarian cancer and prepare for potential launches in both low-grade serous ovarian cancer and KRAS-mutant non-small cell lung cancer.”

Under the terms of the loan agreement with Oxford Finance LLC, Verastem drew an initial $25 million term loan at closing. The Company has the ability to access up to an additional $125 million in a series of tranches, $75 million of which are based on certain pre-determined milestones and $50 million at the lender’s discretion. The loans carry an interest-only period up to 48 months and will bear interest at a floating rate which is subject to both a floor and a cap.

The Company had cash, cash equivalents, and investment balance of $100.3 million as of December 31, 2021. Taking into account the initial drawdown of $25.0 million at closing, the Company would have had pro-forma cash, cash equivalents, and investment balance of $125.3 million as of December 31, 2021 and an expected cash runway through 2025.

About VS-6766

VS-6766 (formerly known as CH5126766 and RO5126766) is a RAF/MEK clamp that induces inactive complexes of MEK with ARAF, BRAF and CRAF, potentially creating a more complete and durable anti-tumor response through maximal RAS pathway inhibition. VS-6766 is currently in late-stage development.

In contrast to currently available MEK inhibitors, VS-6766 blocks both MEK kinase activity and the ability of RAF to phosphorylate MEK. This unique mechanism allows VS-6766 to block MEK signaling without the

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compensatory activation of MEK that appears to limit the efficacy of other inhibitors. The U.S. Food and Drug Administration granted Breakthrough Therapy designation for the combination of Verastem Oncology’s investigational RAF/MEK inhibitor VS-6766, with defactinib, its FAK inhibitor, for the treatment of all patients with recurrent low-grade serous ovarian cancer (LGSOC) regardless of KRAS status after one or more prior lines of therapy, including platinum-based chemotherapy.1

Verastem Oncology is conducting Phase 2 registration-directed trials of VS-6766 alone and with defactinib in patients with recurrent LGSOC and in patients with recurrent KRAS G12V-mutant NSCLC as part of its RAMP (Raf And Mek Program) clinical trials, RAMP 201 and RAMP 202, respectively. Verastem Oncology has also established clinical collaborations with Amgen and Mirati to evaluate LUMAKRAS™ (sotorasib) and adagrasib in combination with VS-6766 in KRAS G12C-mutant NSCLC as part of the RAMP 203 and RAMP 204 trials, respectively.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) is a development-stage biopharmaceutical company committed to the development and commercialization of new medicines to improve the lives of patients diagnosed with cancer. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition and focal adhesion kinase (FAK) inhibition. For more information, please visit www.verastem.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. Since 2002, Oxford has originated approximately $8.8 billion in loans. Oxford is headquartered in Alexandria, Virginia, with additional offices in California (San Diego, Palo Alto, and Los Angeles), and the greater Boston and New York City metropolitan areas. For more information, visit www.oxfordfinance.com.

Forward-Looking Statements Notice

This press release includes forward-looking statements about Verastem Oncology’s strategy, future plans and prospects, including statements related to the potential clinical value of various of its clinical trials, the timing of commencing and completing trials, including topline data reports, and potential for additional development programs involving Verastem Oncology’s lead compound as well as the potential commercialization of product candidates. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," “can,” “promising” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement.

Applicable risks and uncertainties include the risks and uncertainties, among other things, regarding: the success in the development and potential commercialization of our product candidates, including VS-6766 in combination with other compounds, including defactinib, LUMAKRASTM and others; the occurrence of adverse safety events and/or unexpected concerns that may arise from additional data or analysis or result in unmanageable safety profiles as compared to their levels of efficacy; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the scope, timing, and outcome of any legal proceedings; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of our product candidates; whether preclinical testing of our product candidates and preliminary or interim data from clinical trials will be predictive of the results or success of ongoing or later clinical trials; that the timing, scope and rate of reimbursement for our product candidates is uncertain; that third-party payors (including government agencies) may not reimburse; that there may be competitive developments affecting our product candidates; that data may not be available when expected; that enrollment of clinical trials may take longer than expected; that our product candidates will experience manufacturing or supply interruptions or failures; that we will be unable to successfully initiate or complete the clinical development and eventual commercialization of our product candidates; that the development and commercialization of our product candidates will take longer or cost more than planned; that we or Chugai Pharmaceutical Co., Ltd. will fail to fully perform under the VS-6766 license agreement; that we or our other collaboration partners may fail to perform under our collaboration agreements; that we may not have sufficient cash to fund our contemplated operations; that we may be unable to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity, debt financing or otherwise; that we will be unable to execute on our partnering strategies for VS-6766 in combination with other compounds; that we will not pursue or submit regulatory filings for our product candidates; and that our product candidates will not receive regulatory approval, become commercially successful products, or result in new treatment options being offered to patients.

Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission (SEC) on March 28, 2022 and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Verastem Oncology’s views as of the date hereof, and the Company does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

References

1 Verastem Oncology Press Release. Verastem Oncology Receives Breakthrough Therapy Designation for VS-6766 with Defactinib in Recurrent Low-Grade Serous Ovarian Cancer. May 24, 2021. Available at: https://investor.verastem.com/news-releases/news-release-details/verastem-oncology-receives-breakthrough-therapy-designation-vs. Accessed March 2022.

Investors:
Ajay Munshi
Vice President, Corporate Development
+1 781-469-1579
amunshi@verastem.com

Nate LiaBraaten
+1 212-600-1902
nate@argotpartners.com

Media:
Lisa Buffington
Corporate Communications
+1 781-292-4205
lbuffington@verastem.com